Exhibit 99.1

Fortune Brands Elects Amee Chande to Board of Directors

DEERFIELD, Ill – May 16, 2023 – Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading home, security and commercial building products company, today announced it has elected Amee Chande as a Class I member of the Board of Directors, effective June 1, 2023, and for a term expiring at the Company’s 2024 annual meeting of shareholders.

“Amee has a strong executive background with large, global retailers. She is also experienced in helping companies to navigate technological disruption, and leading them to embrace technology-driven innovation that meets consumers’ needs,” said Fortune Brands Chief Executive Officer Nicholas Fink. “As Fortune Brands becomes an increasingly digitally enabled company focused on capturing supercharged opportunities, I am glad to bring Amee’s unique perspectives to our strategy, helping Fortune Brands to accelerate growth and create long term value.”

Chande has extensive board experience and currently serves on the Board of Directors of Algonquin Power & Utilities Corp., an international generation, transmission and distribution utility company, Air Canada, the largest airline of Canada, and Thumbtack.com, an online solution that matches homeowners with local contractors. She is an advisory board member for LivingBridge, a midmarket private equity fund.

From 2020 to 2022, Chande led ChargePoint’s efforts to build its Fleet business’ electric vehicle charging infrastructure. In 2019, Chande was Chief Commercial Officer for Waymo, an autonomous driving technology subsidiary of Google LLC. From 2015 to 2018, she was a Managing Director at Alibaba Group, one of the world's largest e-commerce companies, where she was leading its globalization strategy. Prior to that, she held senior executive roles with large, global retailers, including CEO for NutriCentre, CEO for Staples UK and Vice President of New Business at Wal-Mart USA. Chande began her career as a strategy consultant with McKinsey & Company.

Chande holds a Bachelor of Business Administration degree from Simon Fraser University, a Master of Science degree from the London School of Economics and a Master of Business Administration from Harvard Business School.

Fortune Brands’ Board of Directors is committed to board succession planning and refreshment. In the past four years, six new members have been added to the Board, broadening the group’s perspectives and skills and enhancing the Board’s diversity, leadership capabilities and expertise.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. (NYSE: FBIN), headquartered in Deerfield, Ill., is a brand, innovation and channel leader focused on exciting, supercharged categories in the home products, security and commercial building markets. The Company’s growing portfolio of brands includes Moen, House of Rohl, Aqualisa, Therma-Tru, Larson, Fiberon, Master Lock and SentrySafe. To learn more about FBIN, its brands and environmental, social and governance (ESG) commitments, visit www.FBIN.com.

Source: Fortune Brands Innovations, Inc.

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